Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-144963) pertaining to the 2004 Stock Option and Grant Plan and the 2007 Stock Option and Incentive Plan of Monotype Imaging Holdings Inc. of our reports dated March 10, 2009, with respect to the consolidated financial statements and schedule of Monotype Imaging Holdings Inc. and the effectiveness of internal control over financial reporting of Monotype Imaging Holdings Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/    Ernst & Young LLP

Boston, Massachusetts

March 10, 2009